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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
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                                  SCHEDULE TO
           TENDER OFFER STATEMENT UNDER SECTION 14(D)(1) OR 13(E)(1)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

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                             PUBLICIS GROUPE S.A.
                      (Name of Subject Company (Issuer))
                             PUBLICIS GROUPE S.A.
                     (Names of Filing Persons (Offerors))
                                EQUITY WARRANTS
                         (Title of Class of Securities)
                                    F76080146
                      (CUSIP Number of Class of Securities)
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                              JEAN-MICHEL ETIENNE
                             PUBLICIS GROUPE S.A.
                        133, AVENUE DES CHAMPS-ELYSEES
                              75008 PARIS, FRANCE
                               33 1 44 43 70 00
       (Name, address and telephone number of person authorized to receive notices and communications on behalf of the filing person)
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                                   COPY TO:
                                ELLIOTT V. STEIN
                        WACHTELL, LIPTON, ROSEN & KATZ
                              51 WEST 52ND STREET
                           NEW YORK, NEW YORK 10019
                                (212) 403-1000
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                           CALCULATION OF FILING FEE
Transaction Valuation: Not                            Amount of Filing Fee: Not
Applicable                                                            Applicable

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|X|Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:
|_| third-party tender offer subject to Rule 14d-1.
|X|   issuer tender offer subject to Rule 13e-4.
|X|   going-private transaction subject to Rule 13e-3.
|_|   amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: |_|
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


ITEM 12.   EXHIBITS.

(a)(1)(A) Press Release issued in France, dated January 3, 2006 (English translation).



                                  EXHIBIT INDEX

EXHIBIT
NO.                                  DESCRIPTION
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(a)(1)(A)   Press Release issued in France, dated January 3, 2006
            (English translation).